Exhibit 10.46

Plan Document

Executive Incentive Plan – FY 2005

Purpose

The Executive Incentive Plan (“EIP” or the “Plan”) is designed to reward executives of Vertis, Inc. and any subsidiary corporation (the “Company”) for achieving corporate and business unit performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating executives toward an even higher achievement of business results. The Plan encourages participants to align their goals and interests more closely with those of the Company and its shareholders and enables the Company to continue to attract and retain highly qualified executives. This Plan Overview, as it is written, is intended to serve as a reference guide and planning tool with which the Company can further administer the Plan.

Eligibility and Participation

1.1	All members of management designated as directors (or equivalent) and above are eligible to participate in the Plan, subject to selection and approval as set forth in paragraph 1.2.

1.2

The Administrative Committee, as defined below, for the Plan shall have the authority, with the approval of the President & COO to identify those eligible employees (“Participants”) who will participate in the Plan for each Performance Period. Participants are generally defined as director level and above.

1.3	The Administrative Committee also has authority, in its sole discretion; to select non-director-level employees to participate in the EIP who it feels can significantly impact business results.

Plan Year, Performance Period and Performance Goals

2.1

The fiscal year of the Plan shall be the calendar year (the “Plan Year”). The performance period in which incentives may be payable under the Plan shall normally be the Plan Year; provided however, that the Chairman & CEO, President

& COO and the Administrative Committee shall have the authority to designate alternative performance periods under the Plan (“Performance Period”).

2.2

The Administrative Committee shall establish in writing, with respect to each Performance Period, Vertis-wide performance goals and specific target objectives for each (“Vertis Performance Goals”). To the extent that Vertis Performance Goals are attained, a method or formula for computing the amount of incentive compensation payable to each participant under the Plan shall be communicated at the beginning of each Performance Period or as soon as administratively possible after the beginning of the Performance Period.

2.3

Vertis Performance Goals specific to the current Plan Year are attached as Attachment A. In addition, other performance goals may be established and may be based upon a particular business unit or participant’s attainment of specific objectives set for the Performance Period (“Other Performance Goals”) (the Vertis Performance Goals and the Other Performance Goals are collectively referred to as “Performance Goals”).

Determination of Incentive Awards

3.1

As soon as practicable following the end of the applicable Performance Period, the Chair of the Administrative Committee shall certify in writing to what extent the Company, its subsidiaries, operating divisions or other operating units and the Participants have achieved any established Performance Goal(s) for the Performance Period(s), including the satisfaction of material terms of the Performance Goals. The Committee Chair shall calculate the amount of incentive for each Participant based upon the formula or method as set out for the applicable Performance Period.

Payment of Incentive Awards

4.1

Approved incentive awards shall be payable by the Company by direct deposit, unless other arrangements are agreed to, to each Participant, or to his/her estate in the event of his/her death, as soon as practicable after the end of each Performance Period and after the Committee Chair has certified in writing pursuant to Section 3.1 that the relevant Performance Goals were achieved.

4.2

Except as otherwise provided (a) by the Administrative Committee and the Chairman & CEO or (b) in any employment agreement, scheduled retirement, severance agreement or other agreement between the Company and a Participant, there shall be no pro rata payment of any incentive award to any Participant who is not actively employed or on an approved leave of absence by the Company as of the date of payment of the incentive award. In the event of a scheduled retirement, a minimum of two months notice of the planned retirement is required, and the actual timing and amount of the payout will be prorated upon the reconciliation of the Plan results for the Plan Year

.

4.3

To be eligible to receive a payout under this policy, the participant must be an employee in good standing with the company. “Good standing” for purposes of this document shall mean that they shall have received a performance rating of at least Proficient as of the date of their most recent performance review or if the review is more than 3 months old, must be currently performing at least in a Proficient manner as of the end of the Plan Year.

4.4

Except as otherwise provided (a) by the Administrative Committee or (b) in any employment or other agreement between the Company and a Participant, eligible participants hired during the Plan Year shall be eligible to receive a pro rata payment of the incentive award based on the Participant’s date of hire. Eligible participants hired during the 4th quarter of the Plan Year are not eligible to participate in the Plan and will not receive an incentive award for that Plan Year. Any agreements as outlined in 4.3(b) must first be approved by the Administrative Committee before execution.

4.5	Calculation of payouts, if any, will be based on the participant’s base salary as of the end of the Plan Year (December 31).

4.6	The Company will deduct from any incentive award any applicable withholding taxes or any amounts owed by the Participant to the Company or any of its subsidiaries.

2005 Executive Incentive Plan Payment Schedule

5.1

In order to provide additional motivation to participants during the 2005 Plan year progress payments will be made available, based on achievement of prescribed goals for each quarter. Based on achievement of quarterly EBITDA goals, 75% of the EBITDA earned incentive will be paid to participants following the end of each quarter per the schedule below. The balance of the earned incentive will be withheld until year-end performance is known and certified.

•                  40% of the annualized payout will be based on achieving first half EBITDA (before EIP) – 75% of this number will be paid out in Q3.

•                  30% of the annualized payout will be based on achieving Q3 EBITDA (before EIP) – 75% of this number will be paid out in Q4.

•                  30% of the annualized payout will be based on achieving Q4 EBITDA (before EIP) – 75% of this number will be paid out in Q1, 2006.

•                  If the full year EBITDA goals are achieved, the remaining 25% of bonus payout held back will be awarded in Q1, 2006.

Other Terms and Conditions

6.1

Except as may be otherwise required by law, incentive awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Incentives awarded under the Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.

6.2

Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employment of the Company or any parent, subsidiary or affiliate of the Company or to maintain any Participant’s compensation at any level. Nothing in this Plan shall in any way diminish or limit either party’s right to terminate the employment relationship at any time and for any lawful reason, in its sole discretion.

Administration

7.1

The Administrative Committee is comprised of the President & Chief Operating Officer, SVP & CFO, VP Human Resources, Chief Legal Officer, and the Manager, Corporate Compensation & Benefits. The VP, Human Resources is the chair of the Committee.

7.2

The Administrative Committee shall have full power, authority and discretion to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

7.3

The Administrative Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret procedural and administrative issues, and unless the Committee otherwise delegates this authority, the Manager, Corporate Compensation & Benefits fulfils this role.

7.4

The Administrative Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

7.5	The Vertis, Inc. Board reserves the right to amend or terminate the Plan in whole or in part at any time without advance notice to the Participants.

7.6

To the extent permitted by applicable law, (a) no member of the Administrative Committee shall be liable for any action taken or omitted to be taken or for any determination made in good faith with respect to the Plan, and (b) the Company shall indemnify and hold harmless each member of the Administrative Committee against any reasonable cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Administrator) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of fraud or bad faith.

7.7

The place of administration of the Plan shall be in the State of Maryland, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Maryland.